Orion’s Q4’24 Revenue Rose 22% to $26.4M; FY’24 Revenue of $90.6M Driven by Growth Across LED Lighting, EV Charging and Maintenance Businesses;

Targets FY 2025 Revenue Growth of 10-15%

Manitowoc, WI – June 6, 2024 – Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of energy-efficient LED lighting, electric vehicle (EV) charging station, and maintenance services solutions, today reported results for its fiscal 2024 fourth quarter (Q4’24) and full year ended March 31, 2024 (FY 2024). Orion will hold an investor call today at 10:00 a.m. ET – details below.

Q4 Financial Summary				FY 2024 Financial Summary
$ in millions except per share figures	Q4’24	Q4’23	Change	FY 2024	FY 2023 (1)	Change
LED Lighting Revenue	$16.3	$14.4	+13.1%	$61.1	$56.5	+8.0%
EV Charging Revenue(1)	$4.9	$3.4	+42.1%	$12.3	$6.3	+96.5%
Maintenance Revenue	$5.2	$3.7	+37.4%	$17.1	$14.6	+17.8%
Total Revenue	$26.4	$21.6	+22.1%	$90.6	$77.4	+17.1%
Gross profit	$6.8	$4.7	+43.5%	$20.9	$17.5	+19.4%
Gross profit %	25.8%	21.9%	+390 bps	23.1%	22.6%	+50 bps
Net income (loss) (2)(3)	$1.6	($5.1)	+$6.7	($11.7)	($34.3)	+$22.7
Net income (loss) per share (2)(3)	$0.05	($0.16)	+$0.21	($0.36)	($1.08)	+$0.72
Adjusted EBITDA (4)	$0.4	($1.6)	+$2.0	($6.3)	($7.6)	+$1.3

(1) FY 2023 results reflect 6 months of operations from Voltrek which was acquired October 5, 2022.

(2) Includes a net $3.0M reversal of prior earnout expense in Q4’24, resulting in a net $0.3 expense for full year FY24. Voltrek earnout accruals were $2.5M in Q4’23 and $4.0M in FY 2023.

(3) FY 2023 Net income (loss) and net income (loss) per share reflect a $17.8M non-cash charge to record a valuation allowance against Deferred Tax Assets.

(4) Adjusted EBITDA reconciliation provided below.

Highlights

•
LED Lighting revenue increased in Q4’24 and FY 2024, driven by increased turnkey activity particularly related to the DOD project in Germany.
•
EV charging solutions revenue increased 42.1% in Q4’24 vs. the year ago quarter, reflecting a growing base of project activity supported by growth in the segment’s team and geographic scope. FY 2024 EV charging revenue reflected a full year of operations in FY 2024 vs. a half year in FY 2023, following the October 2022 purchase of Voltrek.
•
Maintenance services revenue increased in Q4’24 and FY 2024, principally reflecting a new three-year agreement to provide preventative lighting maintenance services for a customer’s approximately 2,000 retail locations, as well as the initial benefit of pricing improvements Orion has secured in certain legacy maintenance contracts.

CEO Commentary

Orion CEO Mike Jenkins commented, “Orion saw increasing momentum across the business in Q4’24, enabling us to achieve performance consistent with our FY 2024 revenue outlook and reflecting our strongest revenue quarter of the year. We expect our momentum to continue in 2025 with full year growth of 10-15%, driven particularly by anticipated growth in LED lighting and EV charging solutions segments, supported by positive tailwinds from several macro themes.

“We expect our LED Lighting segment to be supported by a range of projects from both new and long-time customers.

“FY 2025 should also see continued growth in sales to Energy Service Company (ESCO) partners. ESCOs, which provide energy saving solutions to their customers, have responded very favorably to our expanded line of fixtures developed for the value segment of the energy efficient fixture market. Our new lines, which include TritonProTM LED retrofit high bay fixtures and Harris exterior LED lighting products, are expected to build on their initial success as we progress through FY 2025.

“We expect our LED lighting business to benefit from growing adoption of state regulations banning the sale of fluorescent fixtures and replacement tubes over the next few years. There are now seven states with such regulations, most of which will go into effect in 2025, and we expect other states will follow with similar regulations. Given Orion’s strength in LED lighting engineering and design and our industry-leading energy efficiency, we expect this growing regulatory mandate to support our growth objectives.

“We are also encouraged by the potential benefits of Federal funding starting to flow from the Build America, Buy America Act (part of the $550B Infrastructure Investment and Jobs Act), as well as $7.5B in funding designated for the National Electric Vehicle Infrastructure (NEVI) Formula Program.

“Turning to our EV charging business, we are very pleased with Voltrek’s progress in its first full year of operations within Orion. Despite inevitable growing pains the past year, related to integration, building out the team and capabilities, and developing a solid pipeline of larger opportunities, Voltrek closed out FY 2024 with record Q4’24 revenue and entered FY 2025 with a total pipeline of $50M, including over $11M in new contracts with one customer to be completed during the current fiscal year.

“Despite all the ‘noise’ around growth expectations for the EV market, there remains a strong need for EV charging infrastructure which we believe will help propel our growth in this segment. As a result, we see a very robust pipeline of EV charging solution opportunities from a range of potential customers, along with meaningful government stimulus to support the build-out of EV infrastructure. Opportunities range from charging stations for EV vehicle fleets as well as government, commercial, industrial, and retail installations. Voltrek’s experience and long-term track record of successful projects put Orion in very strong position to compete for EV charging station projects, particularly within our base of long -term lighting solutions customers.

“In our maintenance services business, Orion was successful in driving meaningful revenue and profitability improvements during FY 2024. Maintenance revenue grew 17.8% in FY 2024, largely due to contributions from the previously announced three-year, preventative lighting maintenance services agreement for a major customer’s approximately 2,000 retail locations. In addition, we made great progress this past year in repricing long-term contracts which were no longer profitable due to a variety of inflationary impacts over the past two years. Our progress in repricing most of our contracts enabled us to return the business to positive gross profit percentage in Q4’24. Our near-term goal is to return the gross profit margins of this business to approaching our overall business, and from there, to selectively build the business via existing customer relationships where we have the greatest potential synergies.

“Over the past several years, we diversified and strengthened our business. The benefits of this transformation are clearly reflected in our fourth quarter and full year results as well as for our continued growth outlook for our Fiscal 25 and beyond.

Business Outlook

Orion continues to target FY 2025 revenue growth of 10%-15% on a consolidated basis compared to FY 2024. This outlook is based on expected revenue from large national LED lighting projects for new and existing customers in the automotive, retail, technology, logistics/distribution and banking sectors. In addition, Orion anticipates continued growth in sales to ESCO and Agent partners who are responding favorably to the quality, energy efficiency and value of new LED lighting products developed to meet the needs of this channel.

Additionally, Orion expects robust growth in EV charging solutions revenue in FY 2025, driven by existing project contracts, a growing pipeline of opportunities developed by its expanded team, and synergies with Orion’s other businesses.

Revenue from maintenance services is expected to contract by $4-5M in FY 2025, primarily due to three large legacy customers that did not accept long-term pricing increases during recent RFP processes. These revenue impacts are expected to be partially offset by maintenance expansion opportunities within the existing customer base. Importantly, Orion anticipates a meaningful increase in its maintenance services gross profit percentage in FY 2025, reflecting the benefit of its pricing discipline.

Financial Results

Q4’24 revenue rose 22.1% to $26.4M versus $21.6M in Q4’23, driven by growth across all three of Orion’s business segments. FY 2024 revenue increased 17.1% to $90.6M from $77.4M in FY 2023, reflecting nearly a 100% increase in EV charging revenues, 17.8% growth in maintenance services revenue and an 8.0% increase in LED lighting revenue. Both FY 2024 periods reflect the ramp-up of large LED lighting projects, including a large European retrofit project and a large outdoor lighting project for Orion’s largest customer. Maintenance services also benefitted from a 3-year agreement to provide preventative lighting maintenance services for a major retail customer’s 2,000 locations nationwide.

Gross profit increased to $6.8M in Q4’24 from $4.7M in Q4’23 and gross profit percentage increased 390 basis points to 25.8% from 21.9% in Q4’23. Gross profit increased by $3.4M to $20.9M in FY 2024 from $17.5M in FY 2023 and gross margin increased 50 basis points to 23.1% from 22.6% in FY 2023. In both periods, gross margin benefitted from sales mix changes, better fixed cost absorption on increased revenues and improved pricing on select maintenance contracts

Total operating expenses declined to $5.0M in Q4’24 from $9.6M in Q4’23, primarily due to a net reversal of $3.0M of previously recognized earnout expense accruals related to Voltrek earnout compensation in Q4’24 compared to $2.5M of earnout compensation expense recorded in Q4’23. We continue to accrue earnout expense according to our expectations of achievement. FY 2024 total operating expenses decreased 4.3% to $31.7M from $33.5M in FY 2023, also reflecting the impact of the earnout adjustment. Excluding the earnout, operating expenses would have increased 6.4% in FY 2024, due primarily to the inclusion of a full year of Voltrek expenses in the current year and higher commission expense based on higher sales levels, partially offset by lower product testing costs.

Given higher revenues and gross profits and lower operating expenses, Orion’s Q4’24 net income improved to $1.6M, or $0.05 per share, compared to a net loss of $5.1M, or ($0.16) per share in Q4’23. Orion’s FY 2024 net loss improved to $11.7M, or ($0.36) per share, from a FY 2023 net loss of $34.4M, or ($1.08) per share. FY 2023 results included a $17.8M non-cash expense to record a valuation allowance against Deferred Tax Assets.

Balance Sheet and Cash Flow

Orion ended Q4’24 with current assets of $44.8M, including $5.2M of cash and cash equivalents, $14.0M of accounts receivables, and $18.2M of inventory. Net of current liabilities, working capital was $16.8M.

Orion generated cash of $175,000 from operating activities in Q4’24, reflecting improving operating results and working capital changes. Orion used $10.1M of cash in operating activities in FY 2024, primarily reflecting its net loss and working capital investments, partially offset by non-cash expenses, such as depreciation and amortization.

Orion had financial liquidity of $15.3M at March 31, 2024 compared to $17.5M at December 31, 2023, primarily due to a reduction in Orion’s borrowing base. Orion had $10.0M of borrowings outstanding on its credit facility at both March 31, 2024 and March 31, 2023.

In April 2024, Orion further enhanced its financial liquidity by approximately $5.1M to over $20M through an amendment to its bank credit facility. The amendment provided a $3.525M mortgage on the Company’s Manitowoc corporate headquarters and $1.6M of borrowing base enhancements from a broadening of the definition of eligible receivables in the Company’s borrowing base calculation. Orion believes it is in a good position to fund its operations and growth objectives across each of its business segments through fiscal 2025.

Webcast/Call Detail

Date / Time: Thursday, June 6th at 10:00 a.m. ET

Live Call Registration: https://register.vevent.com/register/BIb42b504b0c814b608e28b99369b04511

Live call participants must pre-register using the URL above to receive the dial-in information. Simply re-register if you lose the dial-in or PIN #.

Webcast / Replay: https://edge.media-server.com/mmc/p/8xbz42c2

About Orion Energy Systems

Orion provides energy efficiency and clean tech solutions, including LED lighting and controls, maintenance services and electrical vehicle (EV) charging solutions. Orion specializes in turnkey design-through-installation solutions for large national customers as well as projects through ESCO and distribution partners, with a commitment to helping customers achieve their business and environmental goals with healthy, safe and sustainable solutions that reduce their carbon footprint and enhance business performance.

Orion is committed to operating responsibly throughout all areas of our organization. Learn more about our Sustainability and Governance priorities, goals and progress here or visit our website at www.orionlighting.com.

Non-GAAP Measures

In addition to the GAAP results included in this presentation, Orion has also included the non-GAAP measures, EBITDA (earnings before interest, taxes, depreciation and amortization), and Adjusted EBITDA (EBITDA adjusted for stock-based compensation, payroll tax credit, and acquisition expenses). The Company has provided these non-GAAP measures to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period and allow better comparisons of operating performance to its competitors. Among other things, management uses these non-GAAP measures to evaluate performance of the business and believes these measurements enable it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and Orion compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the heading “Unaudited EBITDA Reconciliation” following the Unaudited Condensed Consolidated Statements of Cash Flows included in this press release.

Safe Harbor Statement

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe our future outlook, plans, expectations, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to realize the anticipated benefits of the Voltrek acquisition; (ii) we may encounter substantial difficulties, costs and delays involved in integrating our operations with Voltrek’s business; (iii) disruption of management’s attention from ongoing business operations due to the Voltrek acquisition; (iv) our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic; (v) the deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services, and adverse impacts on costs and the demand for our products as a result of factors such as the COVID-19 pandemic and the implementation of tariffs; (vi) our ability to adapt and respond to supply chain challenges, especially related to shipping and logistics issues, component availability, rising input costs, and a tight labor market; (vii) our ability to recruit, hire and retain talented individuals in all disciplines of our company; (viii) our ability to successfully launch, manage and maintain our refocused business strategy to successfully bring to market new and innovative product and service offerings; (ix) potential asset impairment charges and/or increases on our deferred tax asset reserve; (x) our dependence on a limited number of key customers, and the potential consequences of the loss of one or more key customers or suppliers, including key contacts at such customers; (xi) our ability to identify and successfully complete transactions with suitable acquisition candidates in the future as part of our growth strategy; (xii) the availability of additional debt financing and/or equity capital to pursue our evolving strategy and sustain our growth initiatives; (xiii) our risk of potential loss related to single or focused exposure within the current customer base and product offerings; (xiv) our ability to achieve and sustain profitability and positive cash flows; (xv) our ability to differentiate our products in a highly competitive and converging market, expand our customer base and gain market share; (xvi) our ability to manage and mitigate downward pressure on the average selling prices of our products as a result of competitive pressures in the LED market; (xvii) our ability to manage our inventory and avoid inventory obsolescence in a rapidly evolving LED market; (xviii) our increasing reliance on third parties for the manufacture and development of products, product components, as well as the provision of certain services; (xix) our increasing emphasis on selling more of our products through third party distributors and sales agents, including our ability to attract and retain effective third party distributors and sales agents to execute our sales model; (xx) our ability to develop and participate in new product and technology offerings or applications in a cost effective and timely manner; (xxi) our ability to maintain safe and secure information technology systems; (xxii) our failure to comply with the covenants in our credit agreement; (xxiii) our ability to balance customer demand and production capacity; (xxiv) our ability to maintain an effective system of internal control over financial reporting; (xxv) price fluctuations (including as a result of tariffs), shortages or interruptions of component supplies and raw materials used to manufacture our products; (xxvi) our ability to defend our patent portfolio and license technology from third parties; (xxvii) a reduction in the price of electricity; (xxviii) the reduction or elimination of investments in, or incentives to adopt, LED lighting or the elimination of, or changes in, policies, incentives or rebates in certain states or countries that encourage the use of LEDs over some traditional lighting technologies; (xxix) the cost to comply with, and the effects of, any current and future industry and government regulations, laws and policies; (xxx) potential warranty claims in excess of our reserve estimates; and (xxxi) the other risks described in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com in the Investor Relations section of our Website.

Engage with Us

Twitter: @OrionLighting and @OrionLightingIR

StockTwits: @OESX_IR

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Investor Relations Contacts
Per Brodin, CFO	William Jones; David Collins
Orion Energy Systems, Inc.	Catalyst IR
pbrodin@oesx.com	(212) 924-9800 or OESX@catalyst-ir.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

Three Months Ended March 31,		Twelve Months Ended March 31,	
	2024	2023	2024	2023
Product revenue	$ 17,041	$ 15,495	$ 63,307	$ 57,210
Service revenue	9,370	6,134	27,274	20,173
Total revenue	26,411	21,629	90,581	77,383
Cost of product revenue	11,208	11,827	44,466	42,979
Cost of service revenue	8,399	5,061	25,204	16,893
Total cost of revenue	19,607	16,888	69,670	59,872
Gross profit	6,804	4,741	20,911	17,511
Operating expenses:				
General and administrative	1,051	6,304	16,740	19,487
Impairment on Intangibles	456	—	456	—
Acquisition related costs	—	(75)	56	765
Sales and marketing	3,210	2,871	12,988	11,392
Research and development	284	478	1,495	1,852
Total operating expenses	5,001	9,578	31,735	33,496
Loss from operations	1,803	(4,837)	(10,824)	(15,985)
Other income (expense):				
Other income	2	—	39	0
Interest expense	(191)	(242)	(752)	(339)
Amortization of debt issue costs	(21)	(26)	(95)	(73)
Interest income	—	34	2	34
Total other expense	(210)	(234)	(806)	(378)
Income (loss) before income tax	1,593	(5,071)	(11,630)	(16,363)
Income tax (benefit) expense	(17)	45	41	17,978
Net income (loss)	$ 1,610	$ (5,116)	$ (11,671)	$ (34,341)
Basic net loss per share attributable to common	$ 0.05	$ (0.16)	$ (0.36)	$ (1.08)
Weighted-average common shares outstanding	32,567,746	32,293,937	32,486,240	31,703,712
Diluted net loss per share	$ 0.05	$ (0.16)	$ (0.36)	$ (1.08)
Weighted-average common shares and share equivalents	33,965,007	32,293,937	32,486,240	31,703,712

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED EBITDA RECONCILIATION

(in thousands)